Exhibit 99.1
News

Investor Contacts:		Media Contact:
Dennis C. Fabro	Andrew Joa	Paige Steers
Senior Vice President,	Director,	Director,
Investor Relations	Investor Relations	Public Relations
(312) 798-6290	(312) 798-6295	(312) 798-6118

Trizec Properties Stockholders Approve Merger with
Brookfield Properties and Blackstone
     CHICAGO, September 12, 2006 — Trizec Properties, Inc. (NYSE: TRZ) (the “Company”) today announced that its stockholders have approved the previously announced merger agreement that the Company and Trizec Holdings Operating LLC entered into on June 5, 2006 with Trizec Canada Inc. and affiliates of Brookfield Properties Corporation (NYSE: BPO). Brookfield Properties is joined in this acquisition by The Blackstone Group.
     Approximately 99.9 percent of the shares of Trizec Properties common stock present and voting at the special meeting voted in favor of the proposed merger, representing approximately 79.8 percent of the total number of shares of Trizec common stock entitled to vote at the special meeting.
     Under the terms of the merger agreement, Brookfield Properties will acquire all outstanding shares of common stock of Trizec Properties that are not owned by Trizec Canada Inc. and its subsidiaries for a cash consideration of $29.01 per share plus an amount equal to a pro rata portion of the regular quarterly dividend payable on the common stock from October 1, 2006 through the closing date of the merger, which is expected to occur in early October. The merger consideration does not include the recently announced $0.20 per share common stock dividend for the third quarter ending September 30, 2006, which is payable on September 29, 2006 to stockholders of record at the close of business on September 22, 2006. The closing is subject to the satisfaction or waiver of the various conditions set forth in the merger agreement.
     Trizec Properties, Inc., a real estate investment trust (“REIT”) headquartered in Chicago, is one of the largest owners and operators of commercial office properties in the United States. The Company has ownership interests in and manages a high-quality portfolio of 61 office properties totaling approximately 40 million square feet concentrated in the metropolitan areas of seven major U.S. markets. The Company trades on the New York Stock Exchange under the symbol TRZ. For more information, visit Trizec’s Web site at www.trz.com or call toll free at (800) 891-7017.

Trizec Properties, Inc.	Tel: (312) 798-6000
10 S. Riverside Plaza, Suite 1100	Fax: (312) 466-0185
Chicago, Illinois 60606	www.trz.com

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This release contains forward-looking statements, within the meaning of the federal securities laws, relating to our business and financial outlook which are based on our current expectations, beliefs, projections, forecasts, future plans and strategies, and anticipated events or trends. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or the negative of these terms or other comparable terminology. We intend these forward-looking statements, which are not guarantees of future performance and financial condition, to be covered by the safe harbor provisions for forward-looking statements contained in the federal securities laws. Forward-looking statements are not historical facts. Instead, such statements reflect estimates and assumptions and are subject to certain risks and uncertainties that are difficult to predict or anticipate. Therefore, actual outcomes and results may differ materially from those projected or anticipated in these forward-looking statements. You should not place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, without limitation, the risks described under “Item 1A. Risk Factors” in our 2005 Form 10-K, filed with the Securities and Exchange Commission on March 14, 2006 and our Form 10-Q for the three months ended March 31, 2006 and June 30, 2006, filed with the Securities and Exchange Commission on May 5, 2006 and August 3, 2006. These factors include, without limitation, the following: the satisfaction of the conditions to consummate the proposed mergers with Brookfield Properties Corporation; the actual terms of certain financings that will be obtained for the mergers and the arrangement; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the outcome of the legal proceedings that have been or may be instituted against us or Trizec Canada following announcement of the mergers and the arrangement; the failure of the mergers or the arrangement to close for any other reason; the amount of the costs, fees, expenses and charges related to the mergers and the arrangement; changes in national and local economic conditions, including those economic conditions in our seven core markets; the extent, duration and strength of any economic recovery; our ability to maintain occupancy and to timely lease or re-lease office space; the extent of any tenant bankruptcies and insolvencies; our ability to sell our non-core office properties in a timely manner; our ability to acquire office properties selectively in our core markets; our ability to integrate and realize the full benefits from our acquisitions, including our acquisition of certain office properties and undeveloped land parcels that were formerly owned by Arden Realty, Inc; our ability to maintain REIT qualification and changes to U.S. tax laws that affect REITs; material increases in the amount of special dividends payable to affiliates of Trizec Canada Inc. on shares of our special voting stock as a result of increases in the applicable cross-border withholding tax rates; Canadian tax laws that affect treatment of investment in U.S. real estate companies; the competitive environment in which we operate; the cost and availability of debt and equity financing; the effect of any impairment charges associated with changes in market conditions; the sale or other disposition of shares of our common stock owned by Trizec Canada Inc.; our ability to obtain, at a reasonable cost, adequate insurance coverage for catastrophic events, such as earthquakes and terrorist acts; and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission.

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